UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No.1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 31, 2024

AWAYSIS CAPITAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-21477	27-0514566
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3400 Lakeside Dr, Suite 100, Miramar, Florida 33027

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 795-3311

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Awaysis Capital, Inc. is filing this Amendment No. 1 to its Current Report on Form 8-K, originally filed on January 7, 2025, to correct a typographical error. This Amendment No. 1 clarifies that the total acreage of the “Chial Properties” exceeds 63 acres. The corrected text of Item 1.01 is set forth below. No other changes have been made to the Form 8-K.

Item 1.01.	Entry Into A Material Agreement.

On December 31, 2024, Awaysis Belize ltd (“Awaysis Belize”), a Belize corporation and wholly-owned subsidiary of Awaysis Capital, Inc. (the “Company”), acquired all of the stock and substantially all of the assets (the “Transaction”) of Chial Mountain ltd (“Chial Mountain”), a Belize corporation, pursuant to the terms and conditions of an Agreement of Purchase and Sale (the “Asset Purchase Agreement”), dated December 31, 2024 and effective December 20, 2024, between Chial Mountain and Awaysis Belize. Chial Mountain is an affiliate of Michael Singh, the Company’s Chairman and Co-CEO.

Pursuant to the terms of the Asset Purchase Agreement, Awaysis Belize acquired all outstanding shares of Chial Mountain and concurrently acquired substantially all of the assets of Chial Mountain, including, but not limited to: (i) all tangible and intangible property of Chial Mountain; and (ii) certain real property located in the Cayo District of Belize, aggregating over 63 acres (the “Chial Properties”). The Chial Properties include approximately 35 villas consisting of an estimated 59,000 square feet that are expected to be further developed and renovated by the Company as an “Awaysis” branded residential enclave community.

The Asset Purchase Agreement contains limited representations and warranties, and provides that the assets are being sold on an “as is, where is” basis, without any express or implied warranties, except as expressly set forth therein.

Chial Mountain shall indemnify Awaysis Belize for any claims brought against Chial Mountain related to a lease that was not disclosed prior to the closing of the Transaction.

The aggregate estimated purchase price for the Transaction is $5,500,000, subject to potential adjustments, consisting of: (i) $2,400,000 in cash; (ii) a $1,500,000 secured promissory note, dated December 21, 2024, between the Company and Michael Singh (the “Promissory Note”), which bears no interest and has a maturity date on the earlier of February 15, 2025, or the up-listing of the Company to the NYSE American; and (iii) a $1,600,000 senior convertible promissory note, dated December 20, 2024, between the Company and Michael Singh (the “Convertible Note”), which bears interest at a rate of 3.5% per annum and has a maturity date of June 30, 2025.

The Promissory Note and Convertible Note are secured by first priority liens on substantially all of the assets of the Company and contain customary events of default, which entitle Mr. Singh, among other things, to accelerate the due date of the unpaid principal and accrued and unpaid interest to the extent applicable.

The Convertible Note is convertible at the option of Mr. Singh into shares of the Company’s common stock at a conversion price equal to the closing price of the Company’s common stock on the trading day immediately prior to Mr. Singh’s delivery of a notice of conversion, as set forth therein.

In order to comply with several legal formalities of Belize, Mr. Singh and Andrew Trumbach, the Company’s Co-CEO and Chief Financial Officer, directly formed and were 100% owners of Awaysis Belize before transferring 100% of their ownership to the Company (the “Transfer”).

On December 31, 2024, in connection with the Transfer and in preparation of the Transaction, the Company, Messrs. Singh and Trumbach, and Awaysis Belize, entered into a Stock Purchase and Sale Agreement (“Awaysis Belize Purchase Agreement”), dated December 31, 2024 and effective December 21, 2024, whereby the Company acquired full ownership of Awaysis Belize from Messrs. Singh and Trumbach for nominal consideration. The Awaysis Belize Purchase Agreement contains customary representations, warranties, and covenants by each party.

The foregoing descriptions of the agreements relating to the Transaction and Transfer, including the Asset Purchase Agreement and Awaysis Belize Purchase Agreement, the Promissory Note, and the Convertible Note are qualified in their entirety by reference to the terms of such agreements, copies of which are filed hereto as Exhibits 10.1, 10.2, 10.3, and 10.4, respectively, and are incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description
10.1*	Agreement of Purchase and Sale, entered into on December 31, 2024
10.2*	Stock Purchase and Sale Agreement, entered into on December 31, 2024
10.3*	Secured Promissory Note with Michael Singh, entered into on December 31, 2024
10.4*	Senior Convertible Promissory Note with Michael Singh, entered into on December 31, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Previously filed on January 7, 2025

The Company will amend this Current Report on Form 8-K to file any historical and/or pro forma financial statements as and to the extent required under applicable SEC rules, which the Company is evaluating.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 5, 2025

AWAYSIS CAPITAL, INC.

	By:	/s/ Andrew Trumbach
	Name:	Andrew Trumbach
	Title:	Co-CEO and CFO